Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Second Quarter Fiscal Year 2012 Financial Results

Dallas, Texas – February 1, 2012 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the second quarter ended December 31, 2011.

•	Net Bookings in Q2 Over $57 Million

•	Contract Backlog Rises to $111 Million

Three Month Periods Ended December 31, 2011 and January 1, 2011

Revenue for the second quarter of fiscal 2012 of $37.7 million increased 44 percent from the second quarter of fiscal 2011 largely from increased sales of pressure products projects, as well as the acquisition of Burgess Manning GmbH in the quarter.

Gross profit for the second quarter of fiscal 2012 of $12.5 million increased 54 percent from the prior year due to higher revenue and increased profitability of projects in process in the quarter. Gross profit margin was 33.1 percent in the second quarter of fiscal 2012 compared to 30.9 percent in the prior year.

Operating expenses increased $3.1 million from the prior year to $11.5 million. Operating expenses in the quarter included a one-time non-cash charge of $2.1 million related to the accelerated vesting of restricted stock grants. Excluding this one-time charge, operating expenses on a non-GAAP basis as a percent of revenue decreased to 24.9 percent from 31.8 percent as a result of improved leverage from higher revenue. For reconciliations of GAAP figures to our non-GAAP adjusted results and other non-GAAP amounts, see the accompanying tables to this release.

Operating income increased to $1.0 million for the second quarter compared to a loss of $0.2 million in the prior period. Higher gross profit and tight cost controls resulted in an increase in adjusted operating income of $3.3 million to $3.1 million for the second quarter of fiscal 2012 compared to a loss of $0.2 million for the prior year period.

Interest expense declined 30 percent in the second quarter to $0.4 million on lower average balances outstanding. Foreign exchange losses of $0.2 million were recognized in the second quarter compared to a $0.1 million gain in the comparable quarter in fiscal 2011 as a result of negative movements in the Canadian Dollar and euro in relation to the United States Dollar. Convertible redeemable preferred shares issued in September 2009 were voluntarily converted to common stock in fiscal 2011. As such, there was no impact of the change in the fair value of the derivative liability in the second quarter of fiscal 2012 compared to a $7.3 million gain in the prior year period.

Net income attributable to PMFG was essentially breakeven in the second quarter compared to $6.8 million in the prior year period. Non-GAAP net income attributable to PMFG was $1.5 million or $0.08 per diluted share for the second quarter of fiscal 2012 compared to a net loss of $0.5 million or $(0.06) per diluted share for the second quarter of fiscal 2011.

Reporting Segments

Process Products segment revenue of $32.7 million in the second quarter increased 70 percent from $19.3 million in the prior year period. The acquisition of Burgess Manning GmbH contributed approximately $2.9 million of the growth in the quarter with the balance attributed to increased demand for separation and filtration equipment to be utilized in natural gas and oil & gas production applications. Operating income of $5.5 million increased 90 percent from $2.9 million in the prior year period. The increase in operating income is attributed primarily to an increase in revenue and improved leverage of related sales and engineering costs this quarter compared to the prior year period.

Environmental segment revenue of $5.1 million in the second quarter declined 28 percent from $7.0 million in the prior year. The decrease in revenue reflects the lower level of new environmental projects awarded in fiscal 2011. Revenue from recent environmental project bookings is expected to be weighted to fiscal 2013 given the duration of the projects and estimated delivery schedules. Operating income improved in the quarter to $0.9 million compared to $0.5 million in the comparable quarter in fiscal 2011 due to an improvement in gross profit and reduction in sales and engineering costs in this segment. The prior year profitability was negatively impacted by unanticipated cost overruns on a project completed in fiscal 2011.

Backlog

Backlog increased $25 million in the quarter to $111 million as of December 31, 2011, including approximately $5 million of backlog attributed to the Company’s recent acquisition of Burgess Manning GmbH. The Company was awarded a number of large projects in the quarter within both business segments. The new projects were weighted toward the oil & gas production facilities outside of the United States. While the second quarter of the fiscal year has historically represented a stronger quarter for new project bookings, the bookings in the quarter were the highest in the history of the Company and over double the bookings recorded in the comparable quarter in the prior year period.

Results for the Six Month Period Ended December 31, 2011

Revenue for the six month period ended December 31, 2011 was $66.8 million, up 26% from $53.3 million in the first six months of our last fiscal year. The net loss attributable to PMFG was $1.1 million in the current six months period compared to net income of $0.7 million in the prior six months period. Non-GAAP net income attributable to PMFG was $0.3 million or $0.02 per diluted share compared to a net loss of $1.1 million or $(0.12) per diluted share.

Financial Condition and Cash Flows

At December 31, 2011, the Company reported $12.5 million of cash and cash equivalents or $19.6 million on a non-GAAP basis when including $7.1 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, $11.3 million of debt, total assets of $145.2 million, net working capital, excluding the current portion of long-term debt, of $43.7 million, and a current ratio of 2.1 to 1.0.

Unrestricted cash and cash equivalents decreased $0.4 million from July 2, 2011. Year to date cash flows include $7.3 million provided by operating activities, $5.7 million used in investing activities, $1.3 million used in financing activities and $(0.7) million effect of exchange rate changes on cash.

Peter J. Burlage, Chief Executive Officer

Peter Burlage, President and Chief Executive Officer, said, “We are encouraged that our strengthening market position has enabled us to book substantial new work and grow our backlog. In addition to reporting a 43 percent year-over-year increase in revenue for the second quarter and an improvement in gross profit margins, we also achieved our fifth sequential quarter in a row for positive year-over-year revenue growth. Our Process Products segment was a very strong driver of growth, with revenue up 70 percent. During the quarter, we were able to complete our strategic acquisition of our German licensee, Burgess Manning GmbH, which has enhanced our customer opportunities throughout Central and Eastern Europe and made a positive contribution to our second quarter results.”

Commenting on the business segment performance, Mr. Burlage noted, “In our Process Products markets we are seeing increased bid size and order activity in North and South America, Southeast Asia and the Middle East on projects ranging from natural gas pipelines, liquid natural gas production facilities, oil & gas production, to nuclear power plant upgrades. Our Environmental Systems business experienced a decline in revenue for the quarter primarily attributable to the timing of projects as several orders currently in process are nearing the end of their project cycle. Although this segment continued to have weak performance, we believe the North American power markets are showing signs of improvement. We are seeing that in terms of both the bidding activity and additional inquiries as customers begin to prepare to comply with the various new EPA regulations. Quote activity improved as we progressed through the second quarter and a number of customer discussions resulted in new orders for SCR equipment in the quarter, as well as in the first month of the third quarter.

Mr. Burlage concluded, “PMFG is well positioned with our diverse product portfolio, high emerging market participation, strong strategic growth investments in fiscal 2011, growing backlog and improving order trends all fueling growth. Improving cash generation and profitability will allow for continued investment in innovative technology such as CEFCO and new markets to deliver these technologies and solutions to our growing base of customers. We are very pleased with the positive momentum and improved profitability of our business in the second quarter of 2012.”

Conference Call

Peter Burlage, Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s financial results for the second quarter ended December 31, 2011 and the outlook for future periods, during a conference call scheduled for Wednesday, February 1, 2012 at 10:00 a.m. ET.

Stockholders and other interested parties may participate in the conference call by dialing +1 866 783 2143 (domestic) or +1 857 350 1602 (international) and entering access code 30496834, a few minutes before 10:00 a.m. ET on February 1, 2012. The call also will be broadcast live on the Internet at www.streetevents.com, www.earnings.com and www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through February 8, 2012 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 92437054. The call also will be archived for 30 days at www.streetevents.com, www.earnings.com and www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation, and refining and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s access to additional capital; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 2, 2011. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events, except as required by law.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 357-6181

Fax: (214) 351-4172

www.peerlessmfg.com

or

Kevin McGrath

Cameron Associates

(212) 245-4577

Kevin@cameronassoc.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,			Three Months Ended January 1,
	2011			2011
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results

Revenues	$37,721	$—	$37,721	$26,294	$—	$26,294
Cost of goods sold	25,245	(34)	25,211	18,168	—	18,168

Gross profit	12,476	34	12,510	8,126	—	8,126
Operating expenses	11,498	(2,064)	9,434	8,375	—	8,375

Operating income (loss)	978	2,098	3,076	(249)	—	(249)
Other income (expense):
Interest income	7	—	7	5	—	5
Interest expense	(443)	—	(443)	(626)	—	(626)
Foreign exchange gain (loss)	(211)	—	(211)	109	—	109
Change in fair value of derivative liability	—	—	—	7,304	(7,304)	—
Other income (expense), net	3	—	3	—	—	—

Income (loss) before income taxes	334	2,098	2,432	6,543	(7,304)	(761)
Income tax benefit (expense)	(292)	(713)	(1,005)	296	—	296

Net earnings (loss)	42	1,385	1,427	6,839	(7,304)	(465)
Less net earnings (loss) attributable to noncontrolling interest	(30)	—	(30)	57	—	57

Net earnings (loss) attributible to PMFG	$72	$1,385	$1,457	$6,782	$(7,304)	$(522)

Dividends on preferred stock	—	—	—	(313)	—	(313)

Income (loss) applicable to PMFG common stockholders	$72	$1,385	$1,457	$6,469	$(7,304)	$(835)

Basic earnings per share	$0.00	$0.08	$0.08	$0.37	$(0.49)	$(0.06)
Diluted earnings per share	$0.00	$0.08	$0.08	$0.36	$(0.49)	$(0.06)

Weighted-average shares outstanding
Basic	17,679	17,679	17,679	14,952	14,952	14,952
Diluted	18,327	18,327	18,327	15,461	14,952	14,952

Adjusted EBITDA
Net earnings (loss)			$1,427			$(465)
Depreciation and amortization			634			665
Interest expense, net			436			621
Income tax expense (benefit)			1,005			(296)

Adjusted EBITDA			$3,502			$525

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Six Months Ended December 31,			Six Months Ended January 1,
	2011			2011
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results
Revenues	$66,809	$—	$66,809	$53,255	$—	$53,255
Cost of goods sold	45,625	(34)	45,591	36,388	—	36,388

Gross profit	21,184	34	21,218	16,867	—	16,867
Operating expenses	21,353	(2,064)	19,289	17,160	—	17,160

Operating loss	(169)	2,098	1,929	(293)	—	(293)
Other income (expense):
Interest income	16	—	16	19	—	19
Interest expense	(870)	—	(870)	(1,510)	—	(1,510)
Foreign exchange gain (loss)	(668)	—	(668)	176	—	176
Change in fair value of derivative liability	—	—	—	1,870	(1,870)	—
Other income (expense), net	24	—	24	—	—	—

Income (loss) before income taxes	(1,667)	2,098	431	262	(1,870)	(1,608)
Income tax benefit (expense)	539	(713)	(174)	614	—	614

Net earnings (loss)	(1,128)	1,385	257	876	(1,870)	(994)
Less net earnings (loss) attributable to noncontrolling interest	(49)	—	(49)	132	—	132

Net earnings (loss) attributible to PMFG	$(1,079)	$1,385	$306	$744	$(1,870)	$(1,126)

Dividends on preferred stock	—	—	—	(632)	—	(632)

Income (loss) applicable to PMFG common stockholders	$(1,079)	$1,385	$306	$112	$(1,870)	$(1,758)

Basic earnings per share	$(0.06)	$0.08	$0.02	$0.01	$(0.13)	$(0.12)
Diluted earnings per share	$(0.06)	$0.08	$0.02	$0.01	$(0.13)	$(0.12)

Weighted-average shares outstanding
Basic	17,675	17,675	17,675	14,898	14,898	14,898
Diluted	17,675	18,276	18,276	15,434	14,898	14,898

Adjusted EBITDA
Net earnings (loss)			$257			$(994)
Depreciation and amortization			1,312			1,339
Interest expense, net			854			1,491
Income tax expense (benefit)			174			(614)

Adjusted EBITDA			$2,597			$1,222

	September 30,	September 30,
	December 31,	July 2,
	2011	2011
Condensed Balance Sheet Information
Current assets	$82,432	$81,139
Non-current assets	62,739	59,570

Total assets	$145,171	$140,709

Current liabilities	$41,345	$37,231
Long term debt	8,671	9,971
Other non current liabilities	8,722	8,466
Total equity	86,433	85,041

Total liabilities and equity	$145,171	$140,709

(a)	All adjustments in the three and six months ended December 31, 2011 relate to the accelerated vesting of restricted stock grants.

(b)	All adjustments in the three and six months ended January 1, 2011 relate to the fair value adjustment to the derivative liability associated with the preferred stock.

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. measures performance primarily through net earnings. In addition to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States “US GAAP”, management uses non-GAAP financial measures, including “Adjusted EBITDA.” Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to net earnings or an indicator of financial performance. Adjusted EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations. Adjusted EBITDA is defined as net earnings plus depreciation and amortization, net interest expense, income taxes, change in fair value of derivative liability, and charges for the accelerated vesting of restricted stock. Adjusted EBITDA has certain material limitations, primarily due to the exclusion of amounts that are material to our consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization.

We have provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the accelerated vesting of restricted stock grants in the quarter ended December 31, 2011, and the issuance of preferred stock and related fair value adjustment to the derivative liability in fiscal 2011. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with US GAAP.